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                        Portal Proprietary & Confidential


PORTAL

                                                 Agreement Number: ___________

SOFTWARE LICENSE AND SUPPORT AGREEMENT

This Software License and Support Agreement dated July 28, 1998, ("Effective Date") is entered into by and between Portal Software, Inc, a California corporation with principle offices at 20863 Stevens Creek Boulevard, Suite 200, Cupertino, California 95014 ("Portal") and Pick Communications Corporation, a Delaware corporation with principle offices at 8401 Northwest 53rd Terrace, Suite 119, Miami, FL 33166 ("Licensee") and describes the terms and conditions pursuant to which Portal shall license to Licensee and support certain Portal Software (as defined below).

1.     Definitions

1.1 "Affiliate" means an entity directly or indirectly controlled by Licensee, where control means the ownership or control of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

1.2 "Agreement" means this Software License and Support Agreement, including any and all attached Schedules.

1.3 Application" means the specific Application set forth in Schedule A hereto of the Portal Software running on one or more related computers at a single location, that share the same Portal Software Database.

1.4 "Confidential Information" means this Agreement and all its Schedules, any addenda hereto signed by both parties, all software listings, Documentation, information, data, drawings, benchmark tests, specifications, trade secrets, object code and machine-readable copies of the Portal Software, and any other proprietary information supplied to Licensee by Portal or by Licensee to Portal which is clearly marked as "confidential" if in tangible form, or identified as "confidential" if orally disclosed

1.5 Designated Equipment" means the hardware make and model of the server computer on which the Portal Software will be installed as set forth on Schedule A.

1.6 Portal Software" means (i) the software products designated on Schedule A hereto provided to Licensee by Portal in executable form (but not the Source
Code), (ii) thc associated program documentation ("Documentation"), (iii) any source code or object code which Portal in its sole discretion may provide to Licensee from time to time and (iv) any Updates, modifications, maintenance releases, bug fixes or work-arounds which Portal may provide to Licensee from time to time.

1.7 "Portal Software Database" means the customer database associated with the Portal Software which contains the Customer Records.

1.8 "Production Site" means the address and location of the server computer on which the Portal Software will be installed as set forth on Schedule A.

1.9 "Subscriber" means an individual customer record account object ("Customer Record") in the Portal Software Database. The total number of Subscribers is exactly equal to the number of Customer Records in the Portal Software Database. In the event the Portal Software is used to manage, authenticate or otherwise track the activities of any individual user(s) within corporate or group Subscribers, each such individual user will be deemed a Subscriber for the purposes of this Agreement, whether or not a separate Customer Record is created in the Portal Software Database for that user.

1.10 "Updates" means any updates to the Portal Software licensed hereunder which Portal, in its discretion, makes generally available to its Portal Software licensees.

2      Grant of License

2.1 Partner may extend the licenses granted herein to its Affiliates (for so long as they remain Affiliates), provided that all such Affiliates become bound in writing (for Portal's benefit) to Licensee's obligations under this Agreement, that Licensee assumes full responsibility for compliance by such Affiliates with such obligations and that all payments and reports from Affiliates will be made through Licensee together with any and payments and reports required of Licensee.

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2.2 For so long as this Agreement remains in force Portal grants to Licensee a perpetual, non-exclusive and non-transferable right to use the Portal Software on the Designated Equipment and on designated Portal Software Databases located at designated Production Sites only for the specified Application. Licensee will pay Portal the Additional Production Site Fee set forth on Schedule A for each additional installation of the Portal Software. Licensee will provide Portal with thirty (30) days prior written notice of any Additional Production Site installations and will pay the associated Additional Production Site Fee prior to installing the Portal Software at each such Additional Production Site. Licensee may possess only the number of copies of any Portal Software necessary for the type of use specified above and may use such copies only in accordance with this Agreement and the Documentation, Portal shall at all times retain ownership of all Portal Software including any Documentation and any copies thereof.

2.3 Portal will deliver to Licensee, as soon as is practicable, the necessary password to enable Licensee to download from Portal's website one machine-readable copy of the Software, along with one machine-readable copy of the Documentation. Licensee may not reproduce the Documentation.

2.4 Licensee may copy the Portal Software for backup or archival purposes provided that all titles, trademark symbols, copyright symbols and legends, and other proprietary markings are reproduced.

2.5 Licensee shall be permitted to create applications using the Policy Facilities Modules source code and Application Programming Interfaces ("Portal Software Customization Tools") which Portal may, in its sole discretion, provides to Licensee from time to time.

2.6 Portal grants and Licensee receives no other rights or licenses to the Portal Software, derivative works (as defined in the United States copyright Act of 1976, Title 17 USC Section 101 et. Seq.) or any intellectual property rights related thereto, whether by implication, estoppel or otherwise, except those rights expressly granted in this Section 2.

3      License Restrictions

3.1 Licensee agrees that it will not itself, or through any parent, subsidiary, Affiliate, agent or other third party:

3.1.1 sell, lease, license, sublicense, encumber or otherwise deal with any portion of the Portal Software or Documentation;

3.1.2 except to the minimum extent necessary to comply with EC Directive, if applicable, or other applicable legislation, decompile, disassemble, or reverse engineer any portion of the Portal Software or attempt to discover any source code or underlying ideas or algorithms of any Portal Software;

3.1.3 other than to the extent permitted by Section 2.5 above, create any Derivative Work based on the Portal Software or any Portal Confidential Information;

3.1.4 use the Portal Software to provide processing services to third parties, commercial timesharing, rental or sharing arrangements, or on a "service bureau" basis or otherwise use or allow others to use the Portal Software for the benefit of any third party;

3.1.5 provide, disclose, divulge or make available to, or permit use of the Portal Software by persons other than Licensee's employees or consultants who have signed a confidentiality agreement substantially consistent with the terms and provisions herein, without Portal's prior written consent;

3.1.6 use any Portal Software, or allow the transfer, transmission, export or re-export of any Portal Software or portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department, OFAC, or any other government agency. All the limitations and restrictions on the Portal Software in this Agreement also apply to the Documentation.

4      Manner of Payment

All payments due hereunder shall he made inside the U.S., in U.S dollars and are exclusive of any sales, use or other taxes, fees or duties arising out of this Agreement. In addition to any remedies Portal may have hereunder or at law, any payments more than thirty (30) days overdue will bear a late payment fee of 1.5% per month, or, if lower, the maximum rate allowed by law. Delays in payment will result in a day-for-day delay of the Portal Software implementation timetable.

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5.     License Fee

5.1 In consideration of the rights granted herein, Licensee shall pay Portal the license fee specified in Schedule A on the Effective Date.

6      Maintenance and Technical Support

6.1 Upon payment or the annual maintenance and support fee set forth on Schedule A, Licensee shall be entitled to receive Updates and technical support in accordance with Portal's Gold Level Support Policy. Portal's current Gold Level Support Policy appears at Schedule 8.

6.2 Support Services shall consist of (i) error correction and telephone support provided during Portal's normal business hours to Licensee's technical support contact concerning the installation and use of the then current release of the Portal Software and (ii) product Updates that Portal in its discretion makes generally available and are not designated by Portal as products for which it charges a separate fee. Portal shall have no obligation to support (a) altered, damaged or modified Portal Software (except as authorized by Portal) or any portion of the Portal Software incorporated into other software, (b) Portal Software that is not the then current or immediately previous sequential release
(c) problems caused by Licensee's negligence, abuse. or misapplication. or use of the Portal Software other than as specified in Portal 5 user documentation or other causes beyond the control of Portal, or (d) Portal Software installed on a system that is not supported by Portal. Portal shall have no liability for any changes in Licensee's hardware which may he necessary to use the Portal Software.

6.3 Portal may elect on sixty (60) days notice (i) effective on any Annual Maintenance fee payment date with respect to any particular Portal Software, to change the support services terms for that Portal Software to its then current terms and/or (ii) effective on the third or any later Annual Maintenance Fee payment date with respect to any particular Portal Software, not to provide Support Services to Licensee for that Portal Software, in which cases Licensee may elect to forego further Support Services and Annual Maintenance Fees for such Portal Software.

7      Termination

7.1 This Agreement commences on the Effective Date and will remain in force until it is terminated.

7.2 Licensee may, upon thirty (30) days prior written notice to Portal, terminate this Agreement. However, no such termination will entitle Licensee to a refund of any portion of any monies which have been paid to Portal.

7.3 Either party may, by written notice to the other party, terminate this Agreement if any of the following events ("Termination Events") occur, provided that no such termination will entitle Licensee to a refund of any portion which have been paid to Portal;

7.3.1 The other party is in breach of any material provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after written notice of such breach is provided by the non breaching party; or Portal may terminate this Agreement immediately upon notice if Licensee breaches any of its obligations under Section 3 above;

7.4 Termination will become effective immediately or on the date set forth in the written notice of termination. Termination of this Agreement will not affect the provisions regarding Licensee's or Portal's treatment of Confidential Information, Portal's indemnification obligations under Section 8 below, provisions relating to the payments of amounts due, provisions limiting or disclaiming Portal's liability, and/or provisions regarding applicable law, which provisions will survive termination of this Agreement.

7.5 Upon termination, all licenses granted hereunder shall cease to be effective and licensee shall immediately cease all use of any affected Portal Software, Documentation and Portal Confidential Information.

7.6 Within thirty (30) days of the date of termination or discontinuance of this Agreement for any reason whatsoever, Licensee shall return the Portal Software, derivative works and all copies thereof, in whole or in part, all related Documentation and all copies thereof, and any other Confidential Information in its possession, Licensee shall furnish Portal with a certificate signed by an executive officer of Licensee verifying that the same has been done.

7.7 Termination is not an exclusive remedy and all other remedies will be available whether or not termination occurs.

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8      Indemnification for Infringement

8.1 Portal shall, at its expense, defend or settle any claim, action or allegation brought against Licensee that the Portal Software infringes any patent, copyright, trade secret or other proprietary right of any third party and shall pay any final judgment awarded or settlements entered into; provided that Licensee gives prompt written notice to Portal of any such claim. action or allegation of infringement and gives Portal the authority to proceed as contemplated herein. Portal will have the exclusive right to defend any such claim. action. or allegation and make settlements thereof at its own discretion, and Licensee may not settle or compromise such claim, action or allegation, except with prior written consent of Portal, Licensee shall give such assistance and information as Portal may reasonably require to settle or oppose such claims.

8.2 In the event any such infringement. claim, action. or allegation is brought or threatened, Portal may. at its sole option and expense:

8.2.1 Procure for Licensee the right to continue use of the Portal Software or the infringing portion thereof;

8.2.2 Modify, amend or replace the Portal Software or infringing part thereof with other software have substantially the same or better capabilities;

8.2.3 If neither of the foregoing can he accomplished by Portal within a reasonable period of time, Portal shall refund the portion of the licensee fee specified on Schedule A related to the infringing part thereof less one-forty-eighth (1/48) thereof for each month or portion thereof that this Agreement has been in effect. In the event that such refund is made, Licensee shall immediately cease using the infringing portion of the Portal Software and will remove the same from its system and so certify to Portal. By paying a refund in the manner herein contemplated Portal will be released from any further obligation whatsoever to Licensee in connection with the infringing part of the Portal Software.

8.3 The foregoing obligations shall not apply to the extent the infringement arises as a result of modifications to the Portal Software made by any party other than Portal or Portal's authorized representative. This Section 8 states the entire liability of Portal with respect to infringement of any patent, copyright, trade secret or other proprietary right

9      Warranty and Limitation of Liability

9.1 Portal warrants to Licensee that the Portal Software will perform in substantial accordance with the Documentation for a period of one hundred eighty
(180) days from the Effective Date. If the Portal Software does not perform as warranted, Portal shall undertake to correct the nonconforming part of the Portal Software, or if correction is reasonably not possible, replace such non-conforming part of the Portal Software free of charge. If neither of the foregoing can be accomplished by Portal within a period of time, Portal shall refund the monies paid by Licensee for that non-conforming part of the Portal Software. In the event that such refund is made, Portal may amend Schedule A with respect to the nonconforming part of the software program. THE FOREGOING ARE LICENSEE'S SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY. The warranty set forth above is made to and for the benefit of Licensee only and will be enforceable against Portal only if:

9.1.1 The Portal Software has been properly installed and has been used at all times in accordance with the Documentation and this Agreement;

9.1.2 All modifications, alterations or additions to the Portal Software, if any, have been made using Portal Software Customization Tools provided by Portal to Licensee; and

9.1.3 Licensee has not made or caused to be made modifications, alterations or additions to the Portal Software that cause it to deviate from the Documentation.

9.2 Except as set forth above, Portal makes no warranties, whether express or implied, or statutory regarding or relating to the Portal Software or the Documentation, or any materials or services furnished or provided to Licensee under this Agreement. Specifically, Portal does not warrant that the Portal Software will be error free or will perform in an uninterrupted manner. To the maximum extent allowed by law, Portal specifically disclaims all implied warranties of merchantability and fitness for a particular purpose (even if Portal had been informed of such purpose) with respect to the Portal Software, Documentation and support and with respect to the use of any of the foregoing.

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9.3 In no event will Portal or its subcontractors be liable for any loss of profits, loss of use, business interruption, loss of data, cost of cover or indirect, special, incidental or consequential damages of any kind in connection with or arising out of the furnishing, performance or use of the Portal Software or services performed hereunder or any delay in delivery or furnishing the Portal Software or said services whether alleged as a breach of contract or tortious conduct, including negligence, even if Portal had been advised of the possibility of such damage.

9.4 Portal's maximum aggregate liability (whether in contract, tort or any other form of liability) for damages or loss, howsoever arising or caused, whether or not arising from Portal's negligence, shall in no event be greater than (a) in the event such damage is not related to support, the license fee specified in Schedule A related to the particular Portal Software program which caused the damage or loss, or (b) in the event such damage or loss is related to support, the support fees paid by licensee for the then current support term.

9.5 No employee, agent, representative or affiliate of Portal has authority to bind Portal to any oral representations or warranty concerning the Portal Software. Any written representation or warranty not expressly contained in this Agreement is unenforceable.

10     Embedded Reporting/Compliance Routine; Audit Rights

10.1 The Portal Software contains or may contain in future versions an automated reporting routine that will automatically identify and analyze certain aspects of Portal Software use and performance, as well as the operator and operating environment, and among other things, transmit electronic reports to Portal. Portal will provide Licensee, on request, with a description of these routines and Licensee agrees not to disrupt or interfere with them without the prior written agreement of Portal. Portal will be entitled to inspect the installation and configuration of the Portal Software from time to time on reasonable notice.

10.2 Licensee shall keep and maintain full, accurate and detailed records regarding the License and the number of End Users of the Portal Software. Portal or its representatives shall be entitled to review and audit such books and records and/or Licensee's compliance with the provisions of this Agreement once per year during normal business hours upon reasonable notice to Licensee, and shall either be personally delivered by rapid courier service or mailed by certified or registered mail to a party at its address as set forth herein or as amended pursuant to this Section 10.2.

11     Assignment/Binding Agreement

Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntary or by operation of law, including by way of sale of assets merger or consolidation, without the prior written consent of Portal which shall not be unreasonably withheld or delayed. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, no transfer or assignment of Licensee's rights hereunder shall be effective unless and until (1) Licensee has paid and remains current on all amounts due hereunder, and (2) the purported assignee agrees in writing to be bound by all of the obligations of Licensee hereunder.

12     Confidentiality

12.1 Each Party acknowledges that the Confidential Information constitutes valuable trade secrets and each party agrees that it shall use the Confidential Information of the other party solely in accordance with the provisions of this Agreement and it will not disclose, or permit to he disclosed, the same directly or indirectly, to any third party without the other party's prior written consent. Each party agrees to exercise due care in protecting the Confidential Information from unauthorized use and disclosure. However, neither party bears any responsibility for safeguarding any information that it can document in writing (i) is in the public domain through no fault of its own, (ii) was properly known to it, without restriction, prior to disclosure by Disclosing Party, (iii) was properly disclosed to it., without restriction, by another person with the legal authority to do so, (iv) is independently developed by Receiving Party without use or reference to Disclosing Party's Proprietary Information or (v) is required to be disclosed pursuant to a judicial or legislative order or proceeding; provided that, to the extent permitted by and practical under the circumstances, Receiving Party provides to Disclosing Party prior notice of the intended disclosure and an opportunity to respond or object to the disclosure or if prior notice is not permitted or practical under the circumstances, prompt notice of such disclosure.

12.2 In the event of actual or threatened breach of the provisions of Section 3 or Section 12.1, the non-breaching party will be entitled to immediate injunctive and other equitable relief as may be deemed appropriate by a court or tribunal of competent jurisdiction, without bond and without the necessity of showing actual damage

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13     Notice

Any notice required or permitted under the terms of this Agreement or required by law must be in writing and must be (a) delivered in person, (b) sent by registered mail, return receipt requested, (c) sent by overnight air courier, or
(d) by facsimile, in each case forwarded to the appropriate address set forth above. Either party may change its address for notice by written notice to the other party. Notices will be considered to have been given at the time of actual delivery in person, three (3) business days after posting, or one days after
(vi) delivery to an overnight air courier service or (vii) the moment of transmission by facsimile.

14     Miscellaneous

14.1 Force Majeure. Neither party will incur any liability to the other on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by event, occurrences, or causes beyond its control and without negligence of the parties. Such events, occurrences or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions, but the ability to meet financial obligations is expressly excluded.

14.2 Waiver. Any waiver of the provisions of this Agreement or of a party's rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such party's rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such party's right to Lake subsequent action.

14.3 Severability. If any term, condition or provision in this Agreement is found to be invalid, unlawful or unenforceable to any extent, the parties shall endeavor in good faith to agree to such amendments that will preserve, as far as possible, the intentions expressed in this Agreement. If the parties fail to agree on such an amendment. such invalid term, condition or provision will be severed from the remaining terms, conditions and provisions, which will continue to be valid and enforceable to the fullest extent permitted by law.

14.4 Entire Agreement. This Agreement (including the Schedules and any addenda hereto signed by both parties) contains the entire agreement of the parties with respect to the subject matter of this Agreement and supercedes all previous communications, representations, understandings and agreements, either oral or written, between the parties with respect to said subject matter.

14.5 Standard Terms of Licensee. No terms, provisions or conditions of any purchase order, acknowledgement or other business form that Licensee may use in connection with the acquisition or licensing of the Portal Software will have any effect on the rights, duties or obligations of the parties under, or other otherwise modify, this Agreement. regardless of any failure of Portal to object to such terms, provisions. or conditions.

14.6 Public Announcements/Publicity. Licensee and Portal agree to cooperate regarding public relations activities, including public announcements, joint press releases, and other activities to be mutually agreed. Neither party will perform such activities without the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.7 Counterparts. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one arid the same Agreement.

14.8 Applicable Law. This Agreement will be interpreted and construed in pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on the International Sale of Goods. However, any controversy or claim arising out of or in connection with this agreement that has not been cured shall be settled by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and judgement thereon shall be entered in any court of competent jurisdiction. The sole and exclusive jurisdiction for all such arbitrations shall be San Jose, California. Notwithstanding the foregoing or anything else in this agreement, nothing in this Agreement shall preclude any party from seeking injunctive or other equitable relief as contemplated by Section 12.2 above. Any waivers or amendments shall be effective only if made in writing. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. The prevailing party in any action to enforce this Agreement will be entitled to recover its reasonable attorney's fees and costs in connection with such action. Licensee represents that it is not a government agency and it is not acquiring the license pursuant to a government contract or with government funds.

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IN WITNESS WHEREOF, the authorized representatives of the parties hereby bind the parties by signing below:

Pick Communications Corp.

























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